Reliance Real Estate Trust, LLC 1/A

Exhibit 2.1

CERTIFICATE OF FORMATION

OF

Reliance Real Estate Trust, LLC

1. The name of the limited liability company is
Reliance Real Estate Trust, LLC

2. The address of its registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of **Reliance Real Estate Trust, LLC on this 13th Day of September , 2017 .**

x______________________

David Teiler:

Authorized Person